For the fiscal period ended January 31, 2007.
File number 811-08587
Jennison 20/20 Focus Fund


SUB-ITEM 77D
Policies With Respect to Security Investment


Jennison 20/20 Focus Fund

Supplement dated September 29, 2006 to
Prospectus and Statement of Additional Information dated
April 3, 2006
____________________________________________

Changes in Investment Policies
To become Effective on or about September 29, 2006

	At a recent meeting, the Board of Trustees of Jennison 20/20 Focus Fund (the Fund) approved an expansion of certain of the Funds investment policies. These changes, which are explained below, will become effective on or about September 29, 2006.

	Currently, the Fund normally invests at least 80% of its total assets in up to 40 equity-related securities of U.S. companies that we believe have strong capital appreciation potential. Effective on or about September
29, 2006, this policy will change. To reflect this change, effective on or about September 29, 2006, the indicated sections of the Prospectus and Statement of Additional Information are revised:

Effective on or about September 29, 2006, the section of the Prospectus entitled Risk/Return Summary Investment
Objectives and Principal Strategies is revised by deleting the first paragraph in its entirety and substituting the following:
Our investment objective is long-term growth of capital.
This means we seek investments whose prices will increase over several years. We normally invest at least 80% of the Funds total assets in up to 40 equity and equity-related securities of companies that we believe have strong capital appreciation potential. The Funds strategy is to combine the efforts of two portfolio managers, one growth portfolio manager and one value portfolio manager, who are each responsible for selecting the securities within their discipline. The strategy may result in the Fund holding up to 40 stocks in total, consisting of up to 20 growth and 20 value stocks. In a concentrated portfolio such as the Fund, prudent stock selection is especially important. We purchase stocks in which the portfolio managers have a high level of conviction for outperformance in the intermediate and long term with limited downside potential in the short term.

Effective on or about September 29, 2006, the section of the Prospectus entitled How the Fund Invests Investment.
Objectives and Policies is revised by deleting the second paragraph in its entirety and substituting the following:

	In pursuing our objective, we normally invest at least 80% of the Funds total assets in up to 40 equity and equity-related securities of companies that we believe have strong capital appreciation potential. The Funds strategy is to combine the efforts of two portfolio managers, one growth portfolio manager and one value portfolio manager, who are each responsible for selecting the securities within their discipline. This strategy may result in the Fund holding up to 40 stocks in total, consisting of up to 20 growth and 20 value stocks. In a concentrated portfolio such as the Fund, prudent stock selection is especially important. We purchase stocks in which the portfolio managers have a high level of conviction for outperformance in the intermediate and long term with limited downside potential in the short term.

Effective on or about September 29, 2006, the section of
Part I of the Statement of Additional Information entitled
Fund Classification, Investment Objectives & Policies is revised by deleting the second paragraph in its entirety and substituting the following:
The Funds investment objective is long-term growth of capital. Under normal market conditions, the Fund intends to invest primarily (at least 80% of its total assets) in up to 40 equity and equity-related securities of companies that are selected by the Funds investment adviser (up to 20 equity-related securities by each of the Funds portfolio managers) as having strong capital appreciation potential. While the principal investment policies and strategies for seeking to achieve this objective are described in the Funds Prospectus, the Fund may from time to time use certain of the securities, instruments, policies and principal and non-principal strategies described below in seeking to achieve its objective. The
Fund may not be successful in achieving its objective and you could lose money.


       The Board also approved an expansion of the Funds
investment policy with respect to investments in foreign
securities.  Currently, the Fund may invest up to 20% of
total assets in foreign securities, although the Fund
usually invests less than 10% of its total assets in
foreign securities.  Effective on or about September 29,
2006, the policy is revised, and the Fund may invest up to
35% of total assets in foreign securities. ADRs, ADSs or
similar receipts and shares traded in U.S. markets are not
considered to be foreign securities.   To reflect this
change, effective on or about September 29, 2006, the indicated sections of the Prospectus and Statement of Additional Information are revised:

The Foreign Securities table appearing in the section of the Prospectus entitled How the Fund Invests Investment
Risks is amended to provide that the Fund may invest in Foreign Securities (up to 35%; usually less than 10%).

The section in Part II of the Statement of Additional
Information entitled Investment Risks and Considerations
Foreign Investment Risks is amended to provide that Jennison 20/20 Focus Fund is permitted to invest up to 35% of its total assets in securities of foreign issuers, including money market instruments and debt and equity securities.



LR0064